Exhibit 5(c)

                           ASIA MANAGEMENT CORPORATION
                                 345 Park Avenue
                             New York, NY 10154-0004

                                                                    May 24, 1991

THE NIKKO INTERNATIONAL CAPITAL
  MANAGEMENT CO., LTD.
7-3, 2-chome, Marunouchi,
Chiyoda-ku
Tokyo, Japan

Dear Sirs:

         We have entered into an Investment Management Agreement (the "Management Agreement") dated as of May 24, 1991 with The Japan Fund, Inc., a Maryland corporation (the "Fund"), pursuant to which we act as investment advisor to and manager of the Fund. A copy of the Management Agreement has been previously furnished to you. In furtherance of such duties to the Fund, and with the approval of the Fund, we wish to avail ourselves of your investment advisory services. Accordingly, with the acceptance of the Fund, we hereby agree with you as follows for the duration of this Agreement:

         1. You agree to furnish to us such information, investment recommendations, advice and assistance, as we shall from time to time reasonably request. In that connection, you agree to continue to maintain a separate staff within your organization to furnish such services exclusively to us. In addition, for the benefit of the Fund, you agree to pay the fees and expenses of any directors of the Fund who are directors, officers or employees of you or of the Nikko Securities Co., Ltd.

         2. We agree to pay in United States dollars to you, as compensation for the services to be rendered by you hereunder, a monthly fee, payable in dollars, equal on an annual basis to .23 of 1% of the value of the average daily net assets of the Fund up to and including $200 million; plus .21 of 1% of the value of the average daily net assets over $200 million and up to an including $300 million; plus .19 of 1% of the value of the average daily net assets over $300 million and up to an including $700 million; plus .17 of 1% of the value of the average daily net assets over $700 million. For purposes of computing the monthly fee, the "average daily net assets" of the Fund for any calendar month means the average of the daily net asset values of the Fund's portfolio for such calendar month determined by the Fund's custodian pursuant to the procedures established by the Board of Directors of the Fund and in accordance with the requirements of the Investment Company Act of 1940, as amended, and the applicable rules and regulations of the Securities and Exchange Commission. Each payment of a monthly fee shall be made by us to you no later than the fifteenth day of the following calendar month.

         3. You agree that there will be full compliance with any and all provisions of the Investment Company Act of 1940, as amended, applicable to you and your directors, officers or employees, or to interested persons with respect to you.

         4. You agree that you will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.

         5. Your services to us are not to be deemed exclusive and you are free to render similar services to others, except as othewise provided in section 1 hereof.

         6. Nothing herein shall be construed as constituting you as agent of us or of the Fund.

         7. We and the Fund agree that you may rely on information reasonably believed by you to be accurate and reliable. We and the Fund further agree that, except as may otherwise be provided by the Investment Company Act of 1940, as amended, neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement.

         8. This Agreement shall remain in effect until February 28, 1993, and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Directors or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time, without penalty, by us or by the Fund's Board of Directors or by vote of holders of a majority of the outstanding voting securities of the Fund, upon sixty (60) days written notice delivered or sent by registered mail, postage prepaid, to you, at your address given above or at any other address of which you shall have notified us in writing, or by you upon six (6) months such written notice to us and to the Fund, and shall automatically be terminated in the event of its assignment or of the assignment of the Management Agreement. Any such notice shall be deemed given when received by the addressee.

         9. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund, and (ii) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval.

         10. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act of 1940, as amended. As used herein the terms "interested person", "assignment", and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act of 1940, as amended.

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                          Very truly yours,

                                          ASIA MANAGEMENT CORPORATION


                                          By /s/ [Illegible]
                                             -------------------
                                             Title:

The foregoing agreement is hereby accepted as of the date first above written.

THE NIKKO INTERNATIONAL CAPITAL
MANAGEMENT CO., LTD.


By /s/ [Illegible]
   ---------------------
   Title:   President

Accepted:

THE JAPAN FUND, INC.


By /s/ Jonathan Mason
   ----------------------
   Title:   Chairman